Exhibit 4.1

EXHIBIT C
to Securities Purchase Agreement dated May 1, 2006

CAPSOURCE FINANCIAL, INC.

REGISTRATION RIGHTS AGREEMENT

May 1, 2006

i

CAPSOURCE FINANCIAL, INC.

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”), dated May 1, 2006 (the “Effective Date”), is executed by and among CapSource Financial, Inc., a Colorado corporation (the “Company”), the investors identified on Exhibit A (collectively, the “Investors” and each individually an “Investor”) and Randolph M. Pentel (“Pentel”). The Company, Pentel and the Investors are each individually referred to in this Agreement as a “Party,” and are collectively referred to in this Agreement as the “Parties.” Capitalized terms used herein and not otherwise defined are defined in Section 2.1.

RECITALS

Each of the Investors and the Company are parties to a Securities Purchase Agreement, dated as of the Effective Date and executed by and between the Company and each Investor, and the Parties’ rights and obligations under each Securities Purchase Agreement are conditioned upon the execution and delivery of this Agreement by the Investors, Pentel and the Company.

AGREEMENT

In consideration of the mutual promises and covenants set forth in this Agreement and the Securities Purchase Agreement, the Company, Pentel and the Investors agree as follows:

Section 1

Securities Transfer Restrictions and Registration Rights.

          1.1 Transfer Restrictions.

                    (a) Each Holder agrees not to make any disposition of all or any portion of the Registrable Securities unless and until the transferee has agreed in writing for the Company’s benefit to be bound by this Section 1.1; provided that and to the extent that this Section 1.1 is then applicable, and provided further that:

                              (i) a registration statement under the Securities Act is then effective, which effective registration statement covers such proposed disposition and such disposition is made in accordance with such effective registration statement; or

                              (ii) such Holder will have notified the Company of the proposed disposition and such Holder will have furnished the Company with an opinion of counsel, reasonably satisfactory to and at the sole expense of the Company, that such disposition will not require registration of such Registrable Securities under the Securities Act.

                              (iii) Such Holder will have executed and delivered to the Company a document reasonably acceptable to the Company confirming that such transferee takes such Shares subject to all the terms and conditions of this Agreement and the Securities Purchase Agreement in form and substance reasonably satisfactory to the Company.

                              (iv) Notwithstanding the provisions of Section 1.1(a)(i) and Section l.l(a)(ii), no such registration statement or opinion of counsel will be necessary for a transfer by a Holder (A) that is a partnership if such transfer is made to such Holder’s partners or retired partners in accordance with partnership interests, (B) that is a corporation if such transfer is made to such corporation’s stockholders in accordance with such stockholders’ interest in such corporation, (C) that is a limited liability company if such transfer is made to such limited liability company’s members or former members in accordance with such members’ interest in the limited liability company, or (D) who is an individual if such transfer is made to such Holder’s family member or to such Holder’s trust for the benefit of such Holder or such Holder’s family member, or (E) if such transfer is made to such Holder’s affiliate (including, in the case of a private equity fund, other private equity funds affiliated with such fund); provided that, in each case, (A) the transferee will be subject to the terms of this Section 1.1 to the same extent as if such transferee were an original Holder under this Agreement, and (B) such transferee be an “accredited investor” and that Registrable Securities have been held for at least twelve months from the date of the original acquisition thereof.

                    (b) Unless otherwise specified by the provisions of this Agreement, each certificate representing Registrable Securities will be stamped or otherwise imprinted with a legend substantially similar to the following legend (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR UNDER STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLE, OFFERED FOR SALE PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO CAPSOURCE FINANCIAL, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

                    (c) At any Holder’s request, the Company will be obligated to reissue to such Holder certificates without the legend specified in Section 1.1(c) if the Company will have (i) received an opinion of counsel at such Holder’s expense (which counsel may be the Company’s counsel) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be disposed of without registration, qualification, or legend and (ii) delivered such securities to the Company or to the Company’s transfer agent.

                    (d) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities will be removed when the Company receives an order of the appropriate state securities law authority authorizing such removal.

          1.2 Registration. The Company shall:

                    (a) Prepare and file with the Commission, within 60 days after the Closing Date (as that term is defined in the Securities Purchase Agreement) (the “Filing Date”), a registration on Form SB-2, Form S-3 or such other form of registration statement as may be required by the Securities Act or as may be deemed appropriate by the Company and the Investors (the “Registration Statement”) to enable the resale of the Registrable Securities by the Holders from time to time on the OTC Bulletin Board or in privately-negotiated transactions;

          1.3 Registration Expenses.

The Company will pay for all Registration Expenses incurred by the Holders in connection with the Registration Statement. All Selling Expenses in connection with the Registration Statement shall be borne by the Holders as the Holders may agree.

          1.4 Registration Procedures.

The Company will keep each Holder advised in writing as to the status of the Registration Statement. At the Company’s expense, the Company will:

                    (a) cause the Registration statement to become effective on or prior to the 180th calendar day after the Closing Date (the “Required Effective Date”);

                    (b) promptly and without delay prepare and file with the Commission, and concurrently provide copies to the Holder, such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Registration Statement current, effective and free from any material misstatement or omission to state a material fact for a period not exceeding, with respect to each Investor’s Registrable Securities, the earlier of the (i) second anniversary of the effective date of the Registration Statement, (ii) the date on which the Investor may sell all Registrable Securities then held by the Holder without restriction by the volume limitations of Rule 144(e) of the Securities Act, or (iii) such time as all Registrable Securities have been sold pursuant to a registration statement;

                    (c) furnish such number of prospectuses and other documents incident to such prospectus, including any prospectus amendment or prospectus supplement, as a Holder from time to time may reasonably request;

                    (d) register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as will be reasonably requested by the Holders; provided that the Company will not be required, in connection with any such registration and qualification or as a condition to any such registration and qualification, to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

                    (e) notify each Holder of Registrable Securities covered by such Registration Statement at any time when a prospectus relating to such Registration Statement is required to be delivered under the Securities Act or the occurrence of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

                    (f) notify each Holder, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for that purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

                    (g) at the request of any such Holder, furnish: (i) at the sole expense of the Company, an opinion dated as of the closing date of the counsel representing the Company for the purposes of such registration, addressed to the underwriters, if any, and to the holder or holders making such request, covering such matters as such underwriters and holder or holders may reasonably request;

and (ii) letters dated as of the effective date of the Registration Statement and as of the closing date, from the independent certified public accountants of the Company, addressed to the underwriters, if any, and to the holder or holders making such request, covering such matters as such underwriters and holder or holders may reasonably request;

                    (h) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such Registration Statement; and

                    (i) cause all such Registrable Securities registered pursuant to this Agreement to be listed on the OTC Bulletin Board or such similar exchange on which securities issued by the Company are then listed.

          1.5 Indemnification.

                    (a) Company Indemnification. The Company will indemnify each Holder, and each Holder’s officers, directors, members, governors, employees, partners, legal counsel, and accountants, and each person controlling such Holder within the meaning of Section 15 of the Securities Act with respect to any registration, qualification, or compliance effected pursuant to this Section 1, and each underwriter, if any, and each person who controls, within the meaning of Section 15 of the Securities Act, any underwriter, against all expenses, claims, losses, damages, and liabilities (or actions, proceedings, or settlements in respect of such expenses, claims, losses, damages, and liabilities) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular, or other document (including any related registration statement, notification, or similar document) incident to any such registration, qualification, or compliance, or based on any omission (or alleged omission) to state in such document a material fact required to be stated in such document or necessary to make the statements in such document not misleading, or any violation by the Company of the Securities Act and any applicable state securities laws or any rule or regulation under the Securities Act or state securities laws applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification, or compliance, and will reimburse each such Holder, and each of such Holder’s officers, directors, partners, legal counsel, and accountants, and each person controlling such Holder, and each such underwriter, and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder or underwriter and stated to be specifically for use in such document. The Parties expressly agree and acknowledge that the indemnity agreement contained in this Section 1.5(a) will not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the Company’s consent (which consent will not be unreasonably withheld, delayed or conditioned).

                    (b) Holder Indemnification. Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification, or compliance is being effected, indemnify the Company, and each of the Company’s directors, officers, legal counsel, and accountants, and each underwriter, if any, of the Company’s securities covered by such a registration statement, and each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Holder, and each of their respective officers, directors, and partners, and each person controlling such Holder or other Company stockholder, against all claims, losses, damages, and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular, or other document, or any omission (or alleged omission) to state in such document a material fact required to be stated in such document or necessary to make the statements in such document not misleading, and will reimburse the Company, and such Holders, and directors, officers, legal counsel, and accountants, and underwriters, and control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use in such document; provided that such Holder’s obligations under this Section 1.5(b) will not apply to amounts paid in settlement of any such claims, losses, damages, or liabilities (or actions in respect of such claims, losses, damages, or liabilities) if such settlement is effected without such Holder’s consent (which consent will not be unreasonably withheld, delayed or conditioned); and provided further that in no event will any indemnity under this Section 1.5(b) exceed the net proceeds. For purposes of this Section 1.5(b) and Section 1.5(d), the term “net proceeds,” with respect to any particular Holder, means the proceeds from the offering received by such Holder after deducting underwriters’ commissions, discounts, and expenses attributable the securities sold by such Holder.

                    (c) Indemnification Procedures. Each Party entitled to indemnification under this Section 1.5 (the “Indemnified Party”) will give notice to the Party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and will permit the Indemnifying Party to assume the defense of such claim or any litigation resulting from such claim; provided that counsel for the Indemnifying Party who will conduct the defense of such claim or any litigation resulting from such claim, will be approved by the Indemnified Party (whose approval will not be unreasonably withheld), and the Indemnified Party may participate in such defense at such Indemnified Party’s expense. Notwithstanding the foregoing, any Indemnified Party’s failure to give notice as provided in this Section 1.5(c) will not relieve the Indemnifying Party of the Indemnifying Party’s obligations under this Section 1 to the extent such failure is not prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, will, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term of such judgment or such settlement the claimant’s or plaintiff’s release of such Indemnified Party from all liability in respect to such claim or litigation. Each Indemnified Party will furnish such information regarding such Indemnified Party or the claim in question as an Indemnifying Party may reasonably request in writing and as will be reasonably required in connection with defense of such claim and litigation resulting from such claim.

                    (d) Indemnification Unavailability. If the indemnification provided for in this Section 1.5 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to in this Section 1.5, then the Indemnifying Party, instead of indemnifying such Indemnified Party under Section 1.5(a) or Section 1.5(b), will contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and of the Indemnified Party, on the other hand, in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations; provided, however, that in no event will any contribution by a Holder under this Section 1.5(d) exceed the net proceeds (as defined in Section 1.5(b)). The relative fault of the Indemnifying Party and of the Indemnified Party will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the Parties’

relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

          1.6 Information by Holder.

Each Holder will furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as will be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 1.

          1.7 Rule 144 Reporting.

With a view to making available the benefits of certain Commission rules and regulations that may permit the sale of the Restricted Securities to the public without registration, the Company agrees to:

                    (a) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after the Company has become subject to such reporting requirements;

                    (b) so long as a Holder owns any Restricted Securities, furnish to the Holder, promptly upon the Holder’s written request, a written statement by the Company as to the Company’s compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act, a copy of the Company’s most recent annual or quarterly report, and such other reports and documents so filed as a Holder may reasonably request in taking advantage of any Commission rule or regulation allowing a Holder to sell any such securities without registration.

          1.8 Registration Rights Transfers and Assignments.

The Holder’s rights to cause the Company to register securities under this Section 1 may be transferred or assigned only by a Holder (a) that is a partnership if such transfer is made to such Holder’s partners or retired partners in accordance with partnership interests, (b) that is a corporation if such transfer is made to such corporation’s stockholders in accordance with such stockholders’ interest in such corporation, (c) that is a limited liability company if such transfer is made to such limited liability company’s members or former members in accordance with such members’ interest in the limited liability company, (d) if such transfer is made to such Holder’s family member or trust for the benefit of an individual Holder and (e) if such transfer is made to an affiliate of the Holder (including, in the case of a private equity fund, other private equity funds affiliated with such fund); provided that, in each case, the Company is given written notice at the time of or within a reasonable time after such transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned; and provided further that the transferee or assignee of such rights assumes in writing such Holder’s obligations under this Section 1.

          1.9 Non-Registration Event.

The Company acknowledges and agrees that the Holder(s) will suffer material damages if the Registration Statement is not declared effective by the Commission within 180 days after the Closing Date and maintained in the manner and within the time periods contemplated by Section 1 hereof, and it would not be feasible to ascertain the extent of such damages with precision. Accordingly, if the Registration Statement is not declared effective by the Commission on or prior to the date that is 180 days after the Closing Date (the “Non-Registration Event”), then, for so long as the Non-Registration Event shall continue, the Company shall pay to each Investor as liquidated damages for each month during the pendency of such Non-Registration Event an amount equal to one (1%) percent per month (or part thereof) of the aggregate purchase price paid for the Shares and, if exercised, the Warrant Shares in accordance with the terms of the Securities Purchase Agreement. Payments to be made pursuant to this Section 1.9 shall be due and payable to the Investors in immediately available funds within ten (10) business days after receipt of written demand from an Investor.

          1.10 Reissuance of Securities.

The Company agrees to reissue certificates representing the Registrable Securities without the legends set forth in Sections 3(e) and 3(f) above at such time as (a) the holder thereof is permitted to and disposes of such Registrable Securities pursuant to Rule 144(d) and/or Rule 144(k) under the Securities Act in the opinion of counsel reasonably satisfactory to the Company, or (b) upon resale subject to an effective registration statement after the Registrable Securities are registered under the Securities Act (provided that any certificate representing Securities so registered may bear a legend relating to the prospectus delivery requirements). The Company agrees to cooperate with the Holder in connection with all resales pursuant to Rule 144(d) and Rule 144(k) and provide legal opinions necessary to allow such resales provided the Company and its counsel receive all reasonably requested written representations from the Holder and selling broker, if any, as well as to obtain, at the Company’s expense, the necessary clearance by the NASD to permit NASD member firms to participate in such resales following registration of the Registrable Securities. Provided the Holder provides required certifications and representation letters, if any, if the Company fails to remove any legend as required by this Section 4 (a “Legend Removal Failure”), then beginning on the tenth (10th) day following the date that the Investor has requested the removal of the legend and delivered all items reasonably required by the Company to be delivered by the Holder, the Company continues to fail to remove such legend, the Company shall pay to each Holder or assignee holding shares subject to a Legend Removal Failure an amount equal to one percent (1%) of the original purchase price for such shares for each day that such Failure continues. If during any twelve (12) month period, the Company fails to remove any legend as required by this Section 6 for an aggregate of thirty (30) days, each Holder holding Registrable Securities subject to a Legend Removal Failure may, at its option, require the Company to purchase all or any portion of the Registrable Securities subject to a Legend Removal Failure held by such Holder or assignee at a price per share equal to 120% of the applicable original purchase price or the average per share trade price for such period, whichever is greater.

Section 2

Miscellaneous

          2.1 Certain Definitions.

As used in this Agreement, the following terms have the meanings specified below:

“Agreement” is defined in the first paragraph of this Agreement.

“Commission” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Common Stock” shall mean the Company’s authorized shares of common stock, any additional common stock which may be authorized in the future by the Company, and any stock into which such common stock may hereafter be changed, and shall also include stock of the Company of any other class which is not preferred as to dividends or as to distributions of assets on liquidation, dissolution or winding up of the Company over any other class of stock of the Company.

“Company” is defined in the first paragraph of this Agreement.

“Effective Date” is defined in the first paragraph of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as in effect from time to time.

“Holder” means any Investor or Pentel who holds Registrable Securities and any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with Section 1.1 and Section 1.9.

“Holder Indemnities” is defined in Section 2.6.

“Indemnified Party” is defined in Section 1.6(c).

“Indemnifying Party” is defined in Section 1.6(c).

“Investor” is defined in the first paragraph of this Agreement.

“Investors” is defined in the first paragraph of this Agreement.

“Parties” and “Party” are defined in the first paragraph of this Agreement.

“Pentel” is defined in the first paragraph of this Agreement.

“Register,” “registered,” “registration.” and derivatives of such terms refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or order that such registration statement is effective.

“Registrable Securities” means (i) the shares of Common Stock (the “Shares”) sold by the Company pursuant to the Securities Purchase Agreement; (ii) the shares of Common Stock issued or issuable pursuant to the exercise of Warrants (the “Warrant Shares”) sold by the Company pursuant to the Securities Purchase Agreement; (iii) any Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares of Common Stock referenced immediately above; provided, that Registrable Securities will not include any shares of Common Stock that have previously been registered or that have been sold to the public either pursuant to a registration statement or Rule 144, or that have been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned.

“Registration Expenses” means all expenses incurred in effecting any registration pursuant to this Agreement, including all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, fees of the NASD, transfer taxes, fees of transfer agents and registrars, and costs of insurance, but will not include Selling Expenses, fees and disbursements of counsel for the Holders, and the compensation of regular Company employees, which will be paid in any event by the Company.

“Restricted Securities” means any Registrable Securities required to bear the first legend set forth in Section 1.1 (c).

“Rule 144” means Rule 144 as promulgated by the Commission under the Securities Act, as Rule 144 may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

“Securities Act” means the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as in effect from time to time.

“Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of counsel included in Registration Expenses).

“Securities Purchase Agreement” is defined in the Recitals to this Agreement.

“Subsidiary” means any entity in which the Company owns, directly or indirectly, more than 50% of (a) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such an entity, if it is a corporation, (b) the capital interest or profits interest of such entity, if it is a partnership, joint venture or similar entity, or (c) the beneficial interest of such entity, if it is a trust, association or other unincorporated organization.

          2.2 Amendment and Waiver.

Except as otherwise expressly provided in this Agreement, neither this Agreement nor any term of this Agreement may be amended, waived, discharged, or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Holders holding at least two-thirds of the Registrable Securities (excluding any of such shares that have been sold to the public or pursuant to Rule 144). Any such amendment, waiver, discharge, or termination effected in accordance with this Section 2.2 will be binding upon each Investor, each Holder and each future holder of all such Holder’s securities. If an underwriting agreement contains terms differing from this Agreement, then, as to each Holder, the terms of such underwriting agreement will govern.

          2.3 Notices.

All notices and other communications required or permitted under this Agreement will be in writing and will be mailed by registered or certified mail, postage prepaid, sent by facsimile, sent by electronic mail, or otherwise delivered by hand or by messenger addressed:

                    (a) if to a Holder, at the Holder’s address, facsimile number, or electronic mail address as set forth on the signature page hereof, as may be updated in accordance with the provisions of this Agreement;

                    (b) if to any other holder of any Company securities, at such address, facsimile number, or electronic mail address as shown in the Company’s records, or, until any such holder so furnishes an address, facsimile number, or electronic mail address to the Company, then to and at the address of the last holder of such Company securities for which the Company has contact information in the Company’s records; or

                    (c) if to the Company, 2305 Canyon Boulevard, Suite 103, Boulder, Colorado 80302, which shall be addressed to the attention of the Chief Executive Officer, or at such other address or facsimile number as the Company will have furnished to the Investors.

                    (d) Facsimile and Electronic Mail Notice. With respect to any notice given by the Company under any provision of the Colorado Business Corporation Act or the Company’s Articles of Incorporation or Bylaws, each Investor agrees that such notice may given by facsimile or by electronic mail.

                    (e) Notice Effectiveness. Each such notice or other communication will, for all purposes of this Agreement, be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 72 hours after such communication has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as specified above or, if sent by facsimile, upon confirmation of facsimile transfer or, if sent by electronic mail, when directed to the electronic mail address set forth on Exhibit A.

          2.4 Governing Law.

This Agreement will be governed in all respects by the internal laws of the State of Minnesota as applied to agreements entered into among Minnesota residents to be performed entirely within Minnesota, without regard to Minnesota’s conflicts-of-law principles.

          2.5 Successors and Assigns.

This Agreement, and any and all rights, duties, and obligations under this Agreement, will not be assigned, transferred, delegated, or sublicensed by any Party without the other Party’s prior written consent. Any attempt by a Party without such prior written consent to assign, transfer, delegate, or sublicense any rights, duties, or obligations that arise under this Agreement will be void. Subject to the foregoing and except as otherwise provided in this Agreement, the provisions of this Agreement will inure to the benefit of, and be binding upon, the Parties’ successors, assigns, heirs, executors, and administrators.

          2.6 Entire Agreement.

This Agreement and the exhibit to this Agreement constitute the full and entire understanding and agreement between the Parties with regard to the subjects of this Agreement. No Party will be liable or bound to any other Party in any manner with regard to the subjects hereof or thereof by any warranties, representations, or covenants except as specifically set forth in this Agreement.

          2.7 Delays or Omissions.

Except as expressly provided in this Agreement, no delay or omission to exercise any right, power, or remedy accruing to any Party to this Agreement upon any breach or default of any other Party under this Agreement will impair any such right, power, or remedy of such non-defaulting Party, nor will such delay or omission be construed to be a waiver of any such breach or default, or an acquiescence in any such breach or default, or of or in any similar subsequent breach or default, nor will any waiver of any single breach or default be deemed a waiver of any other previous or subsequent breach or default. Any waiver, permit, consent, or approval of any kind or character by any Party with respect to any breach or default under this Agreement, or any waiver by any Party of any provisions or conditions of this Agreement, must be in writing and will be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Party to this Agreement, will be cumulative and not alternative.

          2.8 Severability.

Unless otherwise expressly provided in this Agreement, the Investor’s rights under this Agreement are several rights, and not rights jointly held with any of the other Investors. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, then this Agreement will continue in full force and effect without such illegal, unenforceable, or void provision, and the Parties agree to negotiate, in good faith, a legal and enforceable substitute provision which most nearly effects the Parties’ intent in entering into this Agreement.

          2.9 Titles and Subtitles.

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, and exhibits will, unless otherwise provided, refer to sections and paragraphs of this Agreement and exhibits attached to this Agreement.

          2.10 Counterparts.

This Agreement may be executed in any number of counterparts, each of which will be enforceable against the Parties that execute such counterparts, and all of which together will constitute one instrument.

          2.11 Facsimile Execution and Delivery.

A facsimile or other reproduction of this Agreement may be executed by one or more Parties, and an executed copy of this Agreement may be delivered by one or more Parties by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such Party can be seen, and such execution and delivery will be considered valid, binding, and effective for all purposes. At any Party’s request, all Parties agree to execute an original of this Agreement as well as any facsimile or other reproduction of this Agreement.

          2.12 Jurisdiction; Venue.

With respect to any disputes arising out of or related to this Agreement, the Parties consent to the exclusive jurisdiction of, and venue in, the state courts located in Hennepin County, Minnesota (or, in the event of exclusive federal jurisdiction, the federal courts of the District of Minnesota).

          2.13 Further Assurances.

Each Party agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership, or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

          2.14 Construction.

The Parties have participated jointly in negotiating and drafting this Agreement. If any ambiguity, question of intent, or question of interpretation arises with respect to this Agreement, then this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. As used in this Agreement, the word “including” means “including, without limitation.”

[signature page follows]

          The Parties have executed this Registration Rights Agreement as of the Effective Date.

RANDOLPH M. PENTEL	CAPSOURCE FINANCIAL, INC. a Colorado corporation

Address:	By:

815 Deer Trail Court	Steven Reichert
St. Paul, MN 55118	Vice President and Secretary

INVESTORS:

PANDORA SELECT PARTNERS L.P. a British Virgin Islands limited partnership

By:

Jonathan D. Wood, Chief Financial Officer

Address:
3033 Excelsior Boulevard
Suite 300
Minneapolis, MN 55416

WHITEBOX INTERMARKET PARTNERS L.P. a British Virgin Islands limited partnership

By:

Jonathan D. Wood, Chief Financial Officer

Address:
3033 Excelsior Boulevard
Suite 300
Minneapolis, MN 55416

Signature Page to CapSource Financial, Inc. Registration Rights Agreement